UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2018

Recall Studios, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-55353	26-4330545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1115 Broadway, 12th Floor New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code: (212) 537-5775

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Equity Purchase Agreement

On May 10, 2018, Recall Studios, Inc. (the “Company”) entered into the Equity Purchase Agreement with SCA Capital PTY, LTD., an Australian company (the “Investor”), pursuant to which the Company has the right, but not the obligation, to direct the Investor to purchase up to $5 million (the “Maximum Commitment Amount”) of the Company’s common stock, $0.0001 par value per share (the “Shares”), from time to time during the Commitment Period (as defined below) upon receipt of notice from the Company (each, a “Put Notice”). Each Put Notice delivered by the Company shall obligate the Investor to purchase the Shares in amounts equal to a minimum amount of $25,000 per Put Notice and a maximum amount of up to the lesser of (a) $100,000 or (b) 150% of the average daily trading value per Put Notice, which such obligation shall commence on the date of the Equity Purchase Agreement and end on the earlier of (i) the date on which the Investor shall have purchased Shares pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount; (ii) 24 months after the date of the Equity Purchase Agreement; and (iii) written notice of termination by the Company to the Investor (which shall not occur at any time that the Investor holds any of the Shares) (the “Commitment Period”).

Under the terms of the Equity Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) within 45 days of the date of the Equity Purchase Agreement covering the resale of the Shares. The Investor’s obligations to purchase the Shares are conditioned upon the effectiveness of such registration statement. Furthermore, the lowest closing price of the Company’s common stock for the 25 trading days immediately preceding the respective Put Notice date must exceed $0.01 per share.

The number of Shares to be purchased by the Investor pursuant to each Put Notice shall not exceed the number of shares of common stock such that, when aggregated with all other shares of common stock then beneficially owned by the Investor, would result in the Investor owning more than 4.99% of the outstanding shares of the Company’s common stock.

The Equity Purchase Agreement contains mutual indemnification obligations. The Company may terminate the Equity Purchase Agreement at any time upon written notice to the Investor, except during any valuation period, which the Equity Purchase Agreement establishes as the 10-day period immediately following the clearing date associated with a Put Notice during which the purchase price of the common stock is valued. In addition, the Equity Purchase Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; (ii) the date that the Investor purchases the Maximum Commitment Amount; (iii) the date on which the registration statement is no longer effective; (iv) the date on which the trading of the Company’s common stock is suspended or halted for any reason, or the common stock is delisted from the principal market; or (v) the date that certain bankruptcy proceedings commence against the Company.

Registration Rights Agreement

Also on May 10, 2018, the Company and the Investor entered into the Registration Rights Agreement pursuant to which the Company agreed to, within 45 days of the date of the Equity Purchase Agreement, file a registration statement with the Commission registering 15,000,000 shares of its common stock so as to permit the resale of Shares purchased by the Investor pursuant to the Equity Purchase Agreement. The Registration Rights Agreement also obligates the Company to cause all registered Shares to be listed on each securities exchange on which the Company’s common stock is then listed, or secure quotation of such Shares on the principal market for the Company’s common stock. The Company shall be liable for all fees and expenses associated with its obligations under the Registration Rights Agreement and has undertaken certain indemnification obligations with respect to actions and proceedings brought against the Investor and its affiliates in connection with the registration of the Shares.

The foregoing summaries of the Equity Purchase Agreement and Registration Rights Agreement are qualified in their entireties by reference to such agreements, copies of which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Equity Purchase Agreement by and between Recall Studios, Inc. and SCA Capital PTY, LTD., dated as of May 10, 2018.

10.2	Registration Rights Agreement by and between Recall Studios, Inc. and SCA Capital PTY, LTD., dated as of May 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Recall Studios, Inc.

Date: May 16, 2018	By:	/s/ Alexander Bafer
	Name:	Alexander Bafer
	Title:	Chief Executive Officer